Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of the 6th day of December, 2011, by and between Heritage Bank (“Bank”) and P. Michael Foley III (the “Employee”).

WHEREAS, the Employee has agreed to serve in a position of substantial authority; and

WHEREAS, the Bank desires to ensure the Employee’s services for the term of this Agreement; and

WHEREAS, the Employee is willing to serve in the employ of the Bank on the terms and conditions set forth below, and the Board of Directors of the Bank (the “Board”) has determined that such terms and conditions are reasonable and in the best interests of the Bank.

NOW, THEREFORE, it is AGREED as follows:

1. Employment. Effective December 15, 2011 (“Effective Date”) the Employee is hereby employed by the Bank as its Vice President, Chief Credit Officer. Except to the extent that the President and Chief Executive Officer of the Bank shall have delegated a portion of such authority to one or more other officers, as Senior Vice President, Chief Credit Officer of the Bank the Employee shall perform such administrative and management services for the Bank as are currently rendered and as are customarily performed by persons situated in a similar executive capacity, and as described in the Chief Credit Officer job description attached as Exhibit A. The parties recognize that the job description may not be an exhaustive list of all duties of Employee. Assignment of different or additional duties shall not be construed as a breach of this Agreement by the Bank. The Employee shall also promote by entertainment or otherwise, as and to the extent permitted by law, the business of the Bank.

2. Base Compensation. The Bank agrees to pay the Employee as Vice President, Chief Credit Officer during the term of this Agreement a salary (the “Base Salary”) at the rate of $170,000.00 per annum, payable in cash not less frequently than monthly. The Board shall review, not less often than annually, the rate of the Employee’s Base Salary, and in its sole discretion may decide to increase his Base Salary.

3. Discretionary Bonuses. The Employee shall participate in an equitable manner with all other senior management employees of the Bank in discretionary bonuses that the Board may award from time to time to the Bank’s senior management employees. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee’s right to participate in such discretionary bonuses. Any annual bonus awarded to the Employee will be paid to him no later than March 15 following the fiscal year in which the bonus was earned.

4. Relocation Expense Reimbursement. The Bank agrees to deliver to the Employee a one-time relocation expense reimbursement in the amount of $15,000.00 (“Expense Reimbursement”) which shall be paid in full no later than December 15, 2011. Provided, in the event the Employee ceases employment with the Bank at any time prior to December 14, 2014, resulting from any reason other than death, disability or change in control (under Section 12), then the Employee shall be required to repay the Bank an amount equivalent to 1/36 of the Expense Reimbursement for each full month remaining from the date of termination of employment to December 14, 2014. Such repayment shall be due and payable immediately, and the Bank shall be entitled to set off any amount due hereunder from any compensation which may otherwise be due from Heritage to Employee.

5. (a) Participation in Retirement, Medical and Other Plans. The Employee shall be entitled to participate in any plan that the Bank maintains for the benefit of its employees if the plan relates to (i) pension, profit-sharing, or other retirement benefits, (ii) medical insurance or the reimbursement of medical or dependent care expenses, or (iii) other group benefits, including disability and life insurance plans.

(b) Employee Benefits. The Employee shall participate in any fringe benefits that are or may become available to the Bank’s senior management employees, including, for example: any stock option or incentive compensation plans and any other benefits that are commensurate with the responsibilities and functions to be performed by the Employee under this Agreement.

(c) Expenses. The employee shall be reimbursed for all reasonable out-of-pocket business expenses that he shall incur in connection with his services under this Agreement upon substantiation of such expenses in accordance with the policies of the Bank.

6. Term. The Bank hereby employs the Employee, and the Employee hereby accepts such employment under this Agreement, for the period commencing on the Effective Date hereof and ending December 14, 2014 (or such earlier date as is determined in accordance with Section 10 hereof). Additionally, on each annual anniversary date from the Effective Date, the Employee’s term of employment may be extended for an additional one-year-period beyond the then effective expiration date; provided, however, that the Board of Directors of the Bank determines in a duly adopted resolution that the performance of the Employee has met the Board’s requirements and standards and that this Agreement shall be extended.

7. Loyalty, Full Time and Attention.

(a) During the period of his employment hereunder and except for illness, reasonable vacation periods, and reasonable leaves of absence, the Employee shall devote all his full business time, attention, skill, and efforts to the faithful performance of this duties hereunder; provided that, from time to time, the Employee may serve on the board of directors of, and hold any other offices or positions in, companies or organizations, that will not present any conflict of interest with the Bank or any of its subsidiaries or affiliates, or unfavorably affect the performance of employee’s duties pursuant to this Agreement, or will not violate any applicable statute or regulation. “Full business time” is hereby defined as that amount of time usually devoted to like companies by similarly situated executive officers. During the term of his employment under this Agreement, the Employee shall not engage in any business or activity contrary to the business affairs or interest of the Bank, or be gainfully employed in any other position or job other than as provided above.

(b) Nothing contained in this Section 7 shall be deemed to prevent or limit the Employee’s right to invest in capital stock or other securities of any business dissimilar from that of the Bank, or, solely as a passive or minority investor, in any business not in direct or indirect competition with the Bank.

8. Standards. The Employee shall perform his duties under this Agreement in accordance with such reasonable standards as the Board may establish from time to time. The Bank will provide the Employee with the working facilities and staff customary for similar executive officers and necessary for him to perform his duties.

9. Vacation and Sick Leave. The Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his duties under this Agreement in accordance with the terms set forth below, all such voluntary absences to count as vacation time, provided that:

(a) The Employee shall be entitled to three (3) weeks of annual vacation in accordance with the policies periodically established by the Board for senior management employees at the Bank.

(b) The Employee shall not receive any additional compensation from the Bank on account of his failure to take a vacation, and the Employee shall not accumulate unused vacation from one fiscal year to the next, except in either case to the extent authorized by the Board.

(c) In addition to the aforesaid paid vacations, the Employee shall be entitled without loss of pay, to absent himself voluntarily from the performance of his employment obligations with the Bank for such additional periods of time and for such valid and legitimate reasons as the Board may in its discretion approve. Further, the Board may grant to the Employee a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the Board in its discretion may determine.

(d) In addition, the Employee shall be entitled to an annual sick leave benefit as established by the Board.

10. Termination and Termination Pay. Subject to Section 12 hereof, the Employee’s employment hereunder may be terminated under the following circumstances:

(a) Death. The Employee’s employment under this Agreement shall terminate upon his death during the term of this Agreement, in which event the Employee’s estate shall be entitled to receive the compensation due the Employee for the remaining term of the contract, paid on the payroll date that such installment would have been paid had it constituted base salary to an active employee rather than a death benefit to the Employee’s estate. In addition, the Employee’s estate shall receive any accrued and unpaid discretionary bonus due the Employee at the time of his death, payable in a lump sum amount within 30 days of the Employee’s death.

(b) Disability. The Bank may terminate the Employee’s employment after having established, through a determination by the Board, the Employee’s Disability. For purposes of this Agreement, “Disability” means a physical or mental infirmity that impairs the Employee’s ability to substantially perform his duties under this Agreement and that results in the Employee becoming eligible for long-term disability benefits under the Bank’s long-term disability plan (or, if the Bank has no such plan in effect, that impairs the Employee’s ability to substantially perform his duties under this Agreement for a period of 180 consecutive days). The Employee shall be entitled to the compensation and benefits provided for under this Agreement for (i) any period during the term of this Agreement and prior to the establishment of the Employee’s Disability during which the Employee is unable to work due to the physical or mental infirmity or (ii) any period of disability that is prior to the Employee’s termination of employment pursuant to this Section 10(b); provided, however, that any benefits paid pursuant to the Bank’s long-term disability plan will continue as provided in such plan. Any compensation provided to Employee under this Section 10(b) shall be paid on the payroll date that such installment would have been paid had such installment constituted base salary to an active employee.

(c) For Just Cause. The Board may, by written notice to the Employee, immediately terminate his employment at any time, for Just Cause. The Employee shall have no right to receive compensation or other benefits for any period after termination for Just Cause. Termination for “Just

Cause” shall mean termination because of, in the good faith determination of the Board, the Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and desist order, or material breach of any provision of this Agreement. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Just Cause unless there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding the Employee if a member of the Board) at a meeting of the Board called and held for that purpose (after reasonable notice to the Employee and an opportunity for the Employee to be heard before the Board), finding that in the good faith opinion of the Board the Employee was guilty of conduct set forth above in the second sentence of this Section 10(c) and specifying the particulars thereof in detail.

(d) Without Just Cause. The Board may, by written notice to the Employee, immediately terminate his employment at any time for any reason; provided that, if such termination is for any reason other than pursuant to Sections 10(a), (b) or (c) above, the Employee shall be entitled to receive the salary provided pursuant to Section 2 hereof, up to the date of expiration of the term of this Agreement. Said sum shall be paid in one lump sum within 10 days of such termination. Any payments due Employee under this Section 10(d) are subject to the terms and conditions of Section 19 including, if applicable, any six-month delay in payment.

(e) Termination or Suspension Under Federal Law.

(1) If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. §1818(e)(4) or (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

(2) If the Bank is in default (as defined in Section 3(x)(1) of FDIA), all obligations under this Agreement shall terminate as of the date of default, but this Paragraph 10(e)(2) shall not affect the vested rights of the parties.

(3) All obligations under this Agreement shall terminate, except to the extent that continuation of this Agreement is necessary of the continued operation of the Bank: (A) by the Comptroller of the Currency (“Comptroller”), or his or her designee, at the time that the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (B) by the Comptroller, or his or her designee, at the time that the Comptroller, or his or her designee, approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Comptroller to be in an unsafe or unsound condition. Such action shall not affect any vested rights of the parties.

(4) If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the FDIA (12 U.S.C. §1818(e)(3) and (g)(1)), the Bank’s obligations under this Agreement shall be suspended as of the date of such service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (A) pay the Employee all or part of the compensation withheld while its contract obligations were suspended, and (B) reinstate (in whole or in part) any of its obligations which were suspended.

(5) If any of the provisions of this Paragraph 10(e) conflict with 12 C.F.R. § 163.39(b), the latter shall prevail.

(f) Voluntary Termination by Employee. The Employee may voluntarily terminate employment with the Bank during the term of this Agreement, upon at least 60 days’ prior written notice to the Board, in which case the Employee shall receive only his compensation, vested rights and employee benefits accrued up to the date of his termination.

(g) Limitation by Section 18(k) of the FDIA. Any payments made to the employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and FDIC regulation 12 CFR Part 359, Golden Parachute and Indemnification Payments.

11. No Mitigation. The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Employee in any subsequent employment.

12. Change in Control.

(a) Notwithstanding any provision herein to the contrary, if the Employee’s employment under this Agreement is terminated by the Bank, without the Employee’s prior written consent and for a reason other than for Just Cause, death or disability, or the Employee resigns for Good Reason, in connection with or within 12 months after any change in control of the Bank or HopFed Bancorp, Inc. (the “Company”), the Employee shall be paid the Employee’s Base Salary from the date of termination to the date of expiration of the term. Said sum shall be paid in one lump sum within 10 days of such termination, and shall be paid in lieu of the payment of any benefits under Section 10 hereof. The term “change in control” shall mean (1) a change in the ownership, holding or power to vote more than 25% of the voting stock of the Bank or of the Company, (2) a change in the ownership or possession of the ability to control the election of a majority of the Bank’s or the Company’s directors, or (3) a change in the ownership or possession of the ability to exercise a controlling influence over the management or policies of the Bank or the Company by any person or by persons acting as a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934), except that, in the case of (1), (2) and (3) hereof, ownership or control of the Bank or its directors by the Company itself shall not constitute a change in control. The term “person” means an individual other than the Employee, or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. Termination by the Employee for “Good Reason” as used herein shall mean, termination by the Employee based on: (1) without the Employee’s express written consent, a material reduction by the Bank of the Employee’s Base Salary as the same may be increased from time to time; (2) without the Employee’s express written consent, a material diminution in the Employee’s authority, duties, or responsibilities; (3) a material condition in the authority, duties or responsibilities of the supervisor to whom the Employee is required to report; (4) the principal executive office of the Bank is relocated more than thirty (30) miles from Hopkinsville, Kentucky, or the Bank requires the Employee to be based anywhere other than an area in which the Bank’s principal executive office is located, except for reasonably required travel on behalf of the business of the Bank; or (5) the failure by the Bank to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 14(a) hereof. The Employee must provide written notice to the Bank or its successor of the existence of the condition that constitutes Good Reason within 90 days of the initial existence of such condition. The Bank shall have 30 days after receipt of such notice to remedy the condition, and, if remedied, the Employee shall not be entitled to be paid the benefits described in this Section 12 in connection with the Employee’s termination of employment.

(b) The sum of the amount payable under Section 12(a) hereof and any other “parachute payment” as defined under Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), shall not exceed 2.99 times the Employee’s “base amount” as defined in Section 280G(b)(3) of the Code.

(c) Any payments due the Employee under this Section 12 are subject to the terms and conditions of Section 19 including, if applicable, any six-month delay in payment.

(d) In the event that any dispute arises between the Employee and the Bank as to the terms or interpretation of this Agreement, including this Section 12, whether instituted by formal legal proceedings or otherwise, including an action that the Employee takes to enforce the terms of this Section 12 or to defend against any action taken by Bank, the Employee shall be reimbursed for all costs and expenses, including reasonable attorneys’ fees, arising from such disputes or proceedings, provided that the Employee shall have obtained a final judgment by a court of competent jurisdiction in his favor. Such reimbursement shall be paid within 10 days of the Employee’s providing the Bank with written evidence, which may be in the form, among others, of a canceled check or receipt, of any costs or expenses incurred by the Employee.

13. Non-Competition. Upon termination of employment other than in connection with or within 12 months after any change in control of the Bank or the Company (as defined in Section 12(a)), the Employee agrees that the Employee will not engage (as an employee, associate, manager, partner, sole proprietor, owner, shareholder, director, officer, consultant, member, or in any other capacity) in the business of banking, residential mortgage or consumer lending, commercial or agricultural lending, mortgage brokerage or any substantially similar activity which competes, either directly or indirectly, against or with the Bank, within a radius of fifty (50) miles from any office of the Bank, for a period of one (1) year from such termination. The Employee agrees that this non-competition section is necessary to protect the Bank’s business and that the Employee’s violation of this section would result in irreparable harm to the Bank. If the Employee breaches this section, the Bank shall be entitled to injunctive relief in addition to any other remedies legally available. This section shall survive termination of this Agreement.

14. Successors and Assigns.

(a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank that shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the corporation.

(b) Since the Bank is contracting for the unique and personal skills of the Employee, the Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

15. Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

16. Applicable Law. This Agreement shall be governed in all respects, whether as to its validity, construction, capacity, performance or otherwise, by the laws of the Commonwealth of Kentucky, except to the extent that Federal Law shall be deemed to apply.

17. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

18. Entire Agreement. This Agreement, together with any understanding or modification hereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto.

19. Compliance with Section 409A of the Internal Revenue Code.

(a) This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations and guidance thereunder (“Section 409A”). The timing of any payment provided hereunder that is subject to Section 409A may not be accelerated unless permitted under Section 409A.

(b) No payments or benefits provided under this Agreement intended to be paid upon termination of employment shall be paid, unless such termination of employment also constitutes a “separation from service” within the meaning of Section 409A. If the Employee is a “specified employee” under Section 409A on the date of separation from service, any cash payment to him, not including reimbursement for benefits and not otherwise exempt from Section 409A, shall be made on the first business day of the seventh month following separation from service. If the Employee is a “specified employee” under Section 409A on the date of separation from service and if any benefits provided to the Employee under Section 10 or 12 are taxable to the Employee, then, with the exception of medical insurance benefits, the value of the aggregate amount of such taxable benefits provided to the Employee pursuant to Section 10 or 12 during the six-month period following his separation from service shall be limited to the amount specified by Code Section 402(g)(1)(B) for the year of the separation from service. The Employee shall pay the cost of any benefits exceeding the amount specified in the prior sentence during the six-month period following his separation from service, and shall be reimbursed by the Employer during the seventh month following the separation from service.

(c) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. In no event shall the Employee, directly or indirectly, designate the calendar year of payment.

20. The Employee acknowledges receipt and review of the Employee Handbook.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

ATTEST:	HERITAGE BANK

By:
Secretary	John E. Peck, President and
Chief Executive Officer

WITNESS:	EMPLOYEE